Exhibit 10.3

June 12, 2012

To:  Goldman, Sachs & Co. (the “Seller”)

In consideration of the Seller entering into the Cover Letter for Accelerated Share Repurchase dated as of June 12, 2012 (together with the Schedule of Standard Terms and Conditions attached thereto as Annex I, the “Agreement”) with Janssen Pharmaceutical, a company organized under the laws of Ireland and acting on its own behalf and not as an agent of any other entity (the “Company”), and in place of Seller conducting full financial diligence on the Company that would require significant lead time, Johnson & Johnson (“the undersigned”), for itself, its successors and its permitted assigns, hereby makes the following guaranty for the benefit of the Seller and its successors and permitted assigns:

1.
The Company is primarily liable to perform its obligations under the Agreement and to pay the Obligations (as defined below), and the liability of the undersigned hereunder is secondary and contingent as set forth below.

2.
The undersigned hereby guarantees the collection (as provided below), solely in the event of continued non-payment by the Company following demand by the Seller as provided below, and not as primary obligor, of the payment of any amounts due and owing under the Agreement (collectively, the “Obligations”), provided however, that the undersigned waives any requirement that you proceed against the Company if, upon failure by the Company to pay any amounts of the Obligations on the date such amounts are due, you determine, in your sole judgment, that it would be futile or would involve excessive delay or cost so to proceed.

3.
Notwithstanding any other provision herein, if the Company does not pay any amounts of the Obligations owing pursuant to the Agreement on the date such amounts are due, and if such failure continues after demand is made on the Company for payment, then, upon notice to the undersigned, the undersigned will promptly and fully pay to you, your successors, and assigns, all unpaid amounts of the Obligations due at the time of such notice under the Agreement, provided however, that if a Company Bankruptcy has occurred, then neither the making of a demand on the Company nor any subsequent period of continued failure of the Company to pay any of the Obligations shall be required, and upon notice to the undersigned, the undersigned will promptly and fully pay to you, your successors, and assigns, all unpaid amounts of the Obligations due at the time of such notice under the Agreement.

4.
Upon payment of any Obligation by the undersigned hereunder, the undersigned shall be subrogated to the rights of the Seller with respect thereto; provided that the undersigned agrees not to exercise such rights until the Obligations have been paid in full.

5.
For the avoidance of doubt, if any amounts owed by the Company pursuant to the Agreement are denominated in shares of Common Stock (as defined in the Agreement), then references in this guaranty to “payment” by the Company shall include delivery of such shares and references in this guaranty to any “amount” of an Obligation so denominated shall mean the number of such shares so owed.

6.	Notwithstanding any other provision of this guaranty, the Obligations shall not include the obligation of the Company to pay the Purchase Price under, and as defined in, the Agreement.

This guaranty shall remain in full force and effect until the payment in full of the Company’s obligations under the Agreement. The undersigned hereby waives, to the extent permitted by applicable law, (a) all other notices or demands to which the undersigned might otherwise be entitled, (b) the right to jury trial in any action hereon, and (c) any and all rights to interpose any defense, set-off, cross claim or counterclaim in the name of the Company, and any defenses that might otherwise be available to it as a guarantor or surety, including, without limitation, any of the foregoing based on the unenforceability of the Obligations or any act or omission that might vary the risk of the undersigned or operate as a discharge of a guarantor as a matter of law or equity (other than the defense of payment in full), and the undersigned acknowledges and agrees that its obligations hereunder shall not be released, discharged or otherwise affected by any of the foregoing.  The undersigned further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that its obligations hereunder will not be affected thereby. The undersigned agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Seller upon the bankruptcy or reorganization of the Company or otherwise.

The undersigned and the Seller acknowledge and agree that this guaranty is a guaranty of collection, and not a guaranty of payment or performance, as provided above.

In respect of any cash payment obligation of the undersigned under this guaranty, the undersigned shall have the right to settle such obligation in shares of common stock of the undersigned applying the settlement procedures in Sections 5(b), 5(c) and 6 of the Agreement mutatis mutandis as if the cash amount of such obligation were the Cash Settlement Amount.

Seller agrees that in the event of bankruptcy of the undersigned, Seller shall not have any rights or assert a claim in respect of this Agreement or the transactions contemplated thereby that is senior in priority to the rights and claims available to shareholders of shares of common stock of the undersigned.

This guaranty shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof.  Without limiting the right of the Seller to enforce this guaranty in the courts of any other jurisdiction, the undersigned agrees to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any proceeding arising out of or relating to this guaranty, and agrees that a final judgment in any such proceeding may be enforced in other jurisdictions in any manner provided by law.

JOHNSON & JOHNSON

By:	/s/ John A. Papa
Name: John A. Papa
Title: Treasurer

Acknowledge and Agreed:

GOLDMAN, SACHS & CO.

By:	/s/ Daniel W. Kopper
Name: Daniel W. Kopper
Title: Authorized Signatory